Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2024	To:	12/31/2024
Reporting Entity Name	IAMGOLD Corporation				Currency of the Report	USD

Payments by Payee

Country	Payee Name	Departments, Agency, etc… within Payee that Received Payments	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes
Burkina Faso	National Government of Burkina Faso		74,640,000	83,280,000	3,660,000	—	—	16,100,000	—	177,680,000	Paid in XOF and CAD.
France	National Government of France		12,010,000	—	—	—	—	—	—	12,010,000	Paid in EUR.
Canada	Mattagami First Nation		—	1,180,000	7,050,000	—	—	—	—	8,230,000	Paid in CAD and USD. Including payments made by suppliers on behalf of the Company.
Canada	Flying Post First Nation		—	630,000	3,150,000	—	3,460,000	—	—	7,240,000	Paid in CAD and USD. Including payments made by suppliers on behalf of the Company. Bonuses include in-kind payment of 1 million shares valued at US$3.46 million.
Canada	Provincial Government of Quebec		5,210,000	—	480,000	—	—	—	—	5,690,000	Paid in CAD.
Mali	National Government of Mali		1,970,000	—	—	—	—	—	—	1,970,000	Paid in XOF.
Canada	National Government of Canada		430,000	—	—	—	—	—	—	430,000	Paid in CAD.
Canada	Municipal Government of Preissac		350,000	—	—	—	—	—	—	350,000	Paid in CAD.
Peru	Municipality of Libertad de Pallan		—	—	90,000	—	—	—	—	90,000	Paid in PEN.
Canada	Métis Nation of Ontario		—	—	70,000	—	—	—	—	70,000	Paid in CAD.

Additional Notes:
1. Basis of Accounting The Schedule of Payments by Payee and the Schedule of Payments by Project (collectively, the “Schedules") prepared by IAMGOLD Corporation (the “Company”) for the year ended December 31, 2024 has been prepared in accordance with the financial reporting provisions in Section 9 of the Extractive Sector Transparency Measures Act, Section 2.3 of the Extractive Sector Transparency Measures Act – Technical Reporting Specifications and Section 3 of the Extractor Sector Transparency Measures Act – Guidance (Version 2.1 – July 2018) (collectively the “financial reporting framework").
The Schedules are prepared to provide information to the Board of Directors of IAMGOLD Corporation and the Minister of Natural Resources Canada to assist in meeting the requirements of the Extractive Sector Transparency Measures Act. As a result, the Schedules may not be suitable for another purpose. 2. Basis of Presentation The Schedules have been prepared using the cash basis of accounting, as required by the financial reporting framework, and therefore exclude any accruals related to payments due to governments.
The Schedules include all cash payments made, without inclusion of cash inflows from a government. Where the Company makes a payment to a government that is net of credits from that government, the net payment amount has been presented. 3. Reporting currency All payments are reported in U.S. dollars which is the reporting currency of the Company. When the Company has made payments in currencies other than its reporting currency, it translates the payments using the exchange rate as at December 31, 2024, the Company’s financial year end. The following closing exchange rates were used for the 2024 annual report: USD/CAD 1.4404; USD/XOF 633.7681; USD/EUR 0.9662; USD/PEN 3.7570 4. Rounding All figures have been rounded to the nearest US$10,000. 5. In-kind payments In-kind payments are measured at cost.
6. Control As required by the financial reporting framework, and except for the joint venture discussed below, the Company reports 100% of the payments made by entities controlled by the Company regardless of the Company's percentage of ownership in those entities. The Company has determined whether it controls an entity in accordance with International Financial Reporting Standards. 7. Joint ventures The Company holds a 70% interest in the Côté Gold Mine through an unincorporated joint venture, where the Company is the operator. Payments made directly by Côté Gold are included in the Company's ESTMA report at 100%, including the portion paid on behalf of the non-operator member who owns a 30% interest in Côté Gold. The Company has a 40% interest in the Societe d’exploration des Mines d’Or de Yatela S.A joint venture (“Joint Venture”). Payments made directly by the Joint Venture are included in the Company’s ESTMA report at 40%.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	IAMGOLD Corporation				Currency of the Report	USD

Payments by Project

Country	Project Name	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes
Burkina Faso	Essakane	74,640,000	83,280,000	3,620,000	—	—	16,100,000	—	177,640,000	Paid in XOF and CAD.
Canada	Côté Gold	—	1,810,000	10,400,000	—	3,460,000	—	—	15,670,000	Paid in CAD and USD. Including payments made by suppliers on behalf of the Company. Bonuses include in-kind payment of 1 million shares valued at US$3.46 million.
France	Euro Ressources	12,010,000	—	—	—	—	—	—	12,010,000	Paid in EUR.
Canada	Westwood	5,550,000	—	460,000	—	—	—	—	6,010,000	Paid in CAD.
Mali	Yatela	1,970,000	—	—	—	—	—	—	1,970,000	Paid in XOF.
Canada	IMG Corp	430,000	—	—	—	—	—	—	430,000	Paid in CAD.
Peru	El Reducto	—	—	90,000	—	—	—	—	90,000	Paid in PEN.

Additional Notes:
1. Basis of Accounting The Schedule of Payments by Payee and the Schedule of Payments by Project (collectively, the “Schedules") prepared by IAMGOLD Corporation (the “Company”) for the year ended December 31, 2024 has been prepared in accordance with the financial reporting provisions in Section 9 of the Extractive Sector Transparency Measures Act, Section 2.3 of the Extractive Sector Transparency Measures Act – Technical Reporting Specifications and Section 3 of the Extractor Sector Transparency Measures Act – Guidance (Version 2.1 – July 2018) (collectively the “financial reporting framework"). The Schedules are prepared to provide information to the Board of Directors of IAMGOLD Corporation and the Minister of Natural Resources Canada to assist in meeting the requirements of the Extractive Sector Transparency Measures Act. As a result, the Schedules may not be suitable for another purpose. 2. Basis of Presentation The Schedules have been prepared using the cash basis of accounting, as required by the financial reporting framework, and therefore exclude any accruals related to payments due to governments.
The Schedules include all cash payments made, without inclusion of cash inflows from a government. Where the Company makes a payment to a government that is net of credits from that government, the net payment amount has been presented. 3. Reporting currency All payments are reported in U.S. dollars which is the reporting currency of the Company. When the Company has made payments in currencies other than its reporting currency, it translates the payments using the exchange rate as at December 31, 2024, the Company’s financial year end. The following closing exchange rates were used for the 2024 annual report:
USD/CAD 1.4404; USD/XOF 633.7681; USD/EUR 0.9662; USD/PEN 3.7570 4. Rounding All figures have been rounded to the nearest US$10,000. 5. In-kind payments In-kind payments are measured at cost.
6. Control As required by the financial reporting framework, and except for the joint venture discussed below, the Company reports 100% of the payments made by entities controlled by the Company regardless of the Company's percentage of ownership in those entities. The Company has determined whether it controls an entity in accordance with International Financial Reporting Standards. 7. Joint ventures The Company holds a 70% interest in the Côté Gold Mine through an unincorporated joint venture, where the Company is the operator. Payments made directly by Côté Gold are included in the Company's ESTMA report at 100%, including the portion paid on behalf of the non-operator member who owns a 30% interest in Côté Gold. The Company has a 40% interest in the Societe d’exploration des Mines d’Or de Yatela S.A joint venture (“Joint Venture”). Payments made directly by the Joint Venture are included in the Company’s ESTMA report at 40%.